Exhibit 23.2(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bourland & Leverich Holding Company and subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of Edgen Group Inc. of our report dated October 7, 2011, with respect to the combined balance sheet of Bourland & Leverich Holding Company and subsidiaries as of September 30, 2009, and the related combined statements of operations, shareholder’s equity, and cash flows for the year then ended, which report appears in the Form S-1 (No. 333-178790) of Edgen Group Inc. dated April 24, 2012.

/s/ KPMG LLP

Baton Rouge, Louisiana

May 1, 2012